Rule 22c-2 Contract owner Information Agreement
This Agreement is entered into as of March 13, 2007 by and between
(i) Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company (together, "we" or "us") and (ii) Fidelity Distributors Corporation ("you") in your capacity as the transfer agent and/or principal underwriter for and behalf of the Variable Insurance Products Fund I, II, Ill and IV (each a "Portfolio" and together the "Portfolios").
WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended, requires mutual funds to enter into "shareholder information agreements" with financial intermediaries that hold fund shares on behalf of other investors in "omnibus accounts" and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund, its transfer agent or principal underwriter; and
WHEREAS, shares of one or more of the Portfolios are purchased and redeemed on an omnibus basis directly by our Accounts (as defined below) in connection with for one or more Contracts (as defined below).
NOW, THEREFORE, In consideration of the premises and mutual covenants contained below, the parties hereby agree as follows:
1.    Definitions. As used in this Agreement, the following terms have the following meanings, unless a different meaning is clearly required by the context:
(a)"Account" means an insurance company separate account sponsored or administered by us.
(b)"Business Day" means any day that the New York Stock Exchange is open for trading.
(c)"Contract" means a variable annuity contract, variable life insurance policy or variable funding agreement issued through an Account.
(d)"Portfolio Policies" means policies established by the Portfolio and communicated to us in writing for the purpose of eliminating or reducing potentially harmful market timing or frequent trading in shares of the Portfolio as described in the Portfolio's prospectus or statement of additional information as amended from time to time. The term "Portfolio" does not include any "excepted funds" as defined in Rule 22c-2(b), 17 C.F.R. 270.22c-2(b).
(e)"Indirect Intermediary" means a "financial intermediary" as defined by Rule 22c-2(c)(5)(iii)(excluding any exempted financial intermediary pursuant to Rule 22c-2(c)(1)(iv)) that transmits purchase and redemption orders directly to us on behalf of a Contract owner with respect to a Contract invested in a Portfolio through an Account.
(f)"Contract owner" means (1) the holder of interests in a Contract or (2) a participant in an employee benefit plan with a beneficial interest in a Contract.
(g)"Contract owner-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i)

automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract to a Portfolio as a result of "dollar cost averaging" programs, asset allocation programs and automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up (or comparable benefit) in Contract value (or comparable benefit base) pursuant to a Contract death benefit or guaranteed minimum withdrawal benefit; or (iv) allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, or retirement plan salary reduction contributions, or planned premium payments to the Contract.
(h)"Contract owner-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of the payment of a death benefit from a Contract.
(i)"Written" means any communication other than an oral communication transmitted in paper, electronically or by facsimile.
2.    Agreement to Provide Requested Contract owner Information. Effective as of October 16, 2007, we agree to provide the following information to you solely for the purpose of facilitating your compliance with Rule 22c-2. Nothing herein, nor any action by us, shall be construed as, or infer that we have undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to the Portfolio Policies. We agree to provide to you, upon prior written request, the following information that is on our books and records (collectively, "Contract owner Information") for all Contract owners that engaged in any purchase, redemption, transfer or exchange transactions in the Portfolio shares through an Account during the period covered by the request:
(a)taxpayer identification number ("TIN"), Individual/International Taxpayer Identification Number ("ITIN") or other government issued identifier ("GII"), if known; and
(b)individual Contract number or participant account number associated with the Contract owner; and
(c)amount and date(s) and transaction type (purchase, redemption, transfer, or exchange); and
(d)upon request, the name or other identifier of any investment professionals (if known) associated with any Contract owner(s) account which has been identified by the Portfolio as having violated policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Portfolio; and/or
(e)any other data mutually agreed upon in writing.

Unless otherwise specifically requested by you, this Paragraph 2 shall be understood to require us to provide only Contract owner Information relating to Contract owner-Initiated Transfer Purchases and Contract owner-Initiated Transfer Redemptions. Portfolio requests must be made through NSCC's standard automated facility or another mutually agreed upon format.
    3.    Period Covered by Request and Frequency of Requests. Requests to
provide Contract owner Information shall set forth the specific period for which it is sought, not to exceed 90 calendar days from the date of the request for which Contract owner Information is sought. The Portfolio may request transaction Contract owner Information as it deems necessary to investigate compliance with the policies established by the Portfolio for the purpose of eliminating and reducing any dilution of the value of the outstanding shares issued by the Portfolio.
    4.    Form and Timing of Response; Procedures Regarding Indirect
Intermediaries. (a) We agree to provide the requested Contract owner Information that is on our books and records to you promptly, but in any event not later than 10 Business Days after receipt of a request consistent with a mutually acceptable format pursuant to Paragraph 2 above. If you so request, we agree to use best efforts to promptly determine whether any specific person, identified by you from the requested Contract owner Information, is itself an Indirect Intermediary. Upon your further request, we agree to promptly either to: (i) provide (or arrange to have provided) the requested Contract owner Information from the Indirect Intermediary; or (ii) restrict or prohibit further purchases of Portfolio shares by such Indirect Intermediary through the Account in nominee name or on behalf of other persons. We agree to inform you whether we plan to perform (i) or (ii).
(b)Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.
(c)To the extent reasonably practicable, the format for any Contract owner Information provided to you will be consistent with the NSCC Standardized Data Reporting Format.
    5.    Limitation on Use of Information. The Portfolio agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.
    6.    Agreement to Restrict Trading. We agree to execute written instructions from you given on behalf of the Portfolio to restrict or prohibit further purchases of Portfolio shares by a Contract owner that has been identified by you as having engaged in transactions of the Portfolio's shares (directly or indirectly through an Account) that violate Portfolio Policies. Unless you specifically direct us otherwise, such restrictions and prohibitions shall apply only to Contract owner-Initiated Transfer Purchases and Contract owner-Initiated Transfer Redemptions. We will execute such restrictions with respect to the Contract owner, but only for the Contract through which such transactions in the Portfolio's shares occurred. We will not impose any restriction, and nothing in this Agreement shall require that we impose any restriction, on a Contract owner based on any transactions other than transactions in the Portfolio's shares through an Account.

Instructions must be received by the Company in such format and location as mutually agreed upon by both parties.
    7.    Form of Instructions. Instructions given in accordance with Paragraph 6 shall be given to us in a mutually agreed upon file format. The instructions in the file must include:
(a)the Contract owner's TIN, ITIN or GII, if known;
(b)the specific individual Contract owner number or participant account number (if known) associated with the Contract owner; and
(c)the specific restriction(s) to be executed with respect to such Contract owner, including how long such restriction(s) are to remain in place; and
If the TIN is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates.
    8.    Timing of Response. We agree to use reasonable efforts to execute written instructions given in accordance with Paragraphs 6 and 7 promptly, but in any event not later than 10 Business Days after receipt of such instructions. We will provide written confirmation to you or your designee as soon as reasonably practicable, but no later than 10 business days after the instructions have been executed.
    9.    Supporting Documentation and Assistance. Upon Intermediary's reasonable request, Portfolio agrees to provide (i) information regarding those trades of the Contract owner that violated the Portfolio's policies; and (ii) reasonable assistance in communicating to any Contract owner whose trading has been restricted regarding the trade restrictions and/or prohibitions implemented.
    10.    Construction of the Agreement; Portfolio Participation Agreements. The
parties have entered into one or more Portfolio Participation Agreements between or among them for the purchase and redemption of shares of the Portfolios by the Accounts in connection with the Contracts. This Agreement supplements those Portfolio Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Portfolio Participation Agreement, the terms of this Agreement shall control.
    11.    Termination. This Agreement will terminate upon the termination of the Portfolio
Participation Agreements.
    12.    Counterparts. This Agreement may be executed in one or more counterparts each of which, when taken together, shall constitute a single instrument.

HARTFORD LIFE INSURANCE COMPANY
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
For and on behalf of itself and the Accounts
By:        /s/ Robert Arena
Name:        Robert Arena
Title:        SVP

FIDELITY DISTRIBUTORS CORPORATION
By:        /s/
        (signature illegible)
Its:

    Address for communications:
    82 Devonshire St.
    Boston, MA 02109
    Attention: Treasurer